Post Office Box 660199, MS 8658
Dallas, Texas 75266-0199
12500 TI Boulevard, MS 8658
Dallas, Texas 75243-0592

(214) 479-6060

July 22, 2021

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:    Notice of Disclosure Filed in Quarterly Report on Form 10-Q Under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Texas Instruments Incorporated has made disclosure pursuant to such provisions in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which was filed with the U.S. Securities and Exchange Commission on July 22, 2021.

Respectfully submitted,

TEXAS INSTRUMENTS INCORPORATED

/s/ Cynthia Hoff Trochu
Cynthia Hoff Trochu
Senior Vice President, Secretary and General Counsel
(Duly Authorized Officer)